First Quarter 2023
Earnings Call
Video Update
Max K. Brodén

April 26, 2023

For more information contact:
Investor and Rating Agency Relations
800.235.2667
aflacir@aflac.com
Aflac Worldwide Headquarters
1932 Wynnton Road
Columbus, GA 31999

Preliminary note: Forward-Looking Information and Non-U.S. GAAP Financial Measures

Forward-Looking Information

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. The company desires to take advantage of these provisions. This transcript contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target,” "outlook" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.

The company cautions readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements:

•difficult conditions in global capital markets and the economy, including inflation and the continued effects caused by COVID-19
•defaults and credit downgrades of investments
•global fluctuations in interest rates and exposure to significant interest rate risk
•concentration of business in Japan
•limited availability of acceptable yen-denominated investments
•foreign currency fluctuations in the yen/dollar exchange rate
•differing interpretations applied to investment valuations
•significant valuation judgments in determination of expected credit losses recorded on the Company's investments
•decreases in the Company's financial strength or debt ratings
•decline in creditworthiness of other financial institutions
•concentration of the Company's investments in any particular single-issuer or sector
•major public health issues, including COVID-19 and any resulting or coincidental economic effects, on the Company's business and financial results
•the Company's ability to attract and retain qualified sales associates, brokers, employees, and distribution partners
•deviations in actual experience from pricing and reserving assumptions
•ability to continue to develop and implement improvements in information technology systems and on successful execution of revenue growth and expense management initiatives
•interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems
•subsidiaries' ability to pay dividends to the Parent Company
•inherent limitations to risk management policies and procedures
•operational risks of third party vendors
•tax rates applicable to the Company may change
•failure to comply with restrictions on policyholder privacy and information security
•extensive regulation and changes in law or regulation by governmental authorities
•competitive environment and ability to anticipate and respond to market trends
•catastrophic events, including, but not limited to, as a result of climate change, epidemics, pandemics (such as COVID-19), tornadoes, hurricanes, earthquakes, tsunamis, war or other military action, terrorism or other acts of violence, and damage incidental to such events
•ability to protect the Aflac brand and the Company's reputation
•ability to effectively manage key executive succession
•changes in accounting standards
•level and outcome of litigation
•allegations or determinations of worker misclassification in the United States

Non-U.S. GAAP Financial Measures and Reconciliations

This document includes references to the Company’s financial performance measures which are not calculated in accordance with United States generally accepted accounting principles (U.S. GAAP) (non-U.S. GAAP). The financial measures exclude items that the Company believes may obscure the underlying fundamentals and trends in insurance operations because they tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with insurance operations.

Definitions of the Company’s non-U.S. GAAP financial measures and applicable reconciliations to the most comparable U.S. GAAP measures are provided in the presentation slides that accompany this transcript.

Due to the size of Aflac Japan, where the functional currency is the Japanese yen, fluctuations in the yen/dollar exchange rate can have a significant effect on reported results. In periods when the yen weakens, translating yen into dollars results in fewer dollars being reported. When the yen strengthens, translating yen into dollars results in more dollars being reported. Consequently, yen weakening has the effect of suppressing current period results in relation to the comparable prior period, while yen strengthening has the effect of magnifying current period results in relation to the comparable prior period. A significant portion of the Company’s business is conducted in yen and never converted into dollars but translated into dollars for U.S. GAAP reporting purposes, which results in foreign currency impact to earnings, cash flows and book value on a U.S. GAAP basis. Management evaluates the Company's financial performance both including and excluding the impact of foreign currency translation to monitor, respectively, cumulative currency impacts and the currency-neutral operating performance over time. The average yen/dollar exchange rate is based on the published MUFG Bank, Ltd. telegraphic transfer middle rate (TTM).

Max K. Brodén
Q1 2023 CFO Video Update
April 26, 2023

Hello, and thank you for joining me as I provide a financial update on Aflac Incorporated’s results for the first quarter of 2023.

For the first quarter, adjusted earnings per diluted share increased 7.6% year over year to $1.55 , with a $0.07 negative impact from FX in the quarter. We benefited from low benefit ratios in both Japan and the U.S., as claims utilization remained below our long-term expectations leading to remeasurement gains of $53 million. This is the first quarter reported under the new accounting regime, LDTI, under which we periodically will unlock assumptions and remeasure reserves leading to these gains and losses. The overall adoption has been smooth as a lot of hard work by the teams paid off. Variable investment income ran $38.9 million, or $0.05 per share, below our long-term return expectations.

Adjusted book value per share including foreign currency translation gains and losses increased 5.9% and the adjusted ROE was 14.2%, or 14.8% excluding the impact of foreign currency, a significant spread to our cost of capital. Overall, we view our results in the quarter as solid.

Starting with our Japan segment, net earned premium for the quarter declined 5.9%, with a greater than normal paid-up impact. The impact from our January 1st reinsurance transaction was a negative 2.6%. Lapses were somewhat elevated, but within our expectations, leading to a slightly greater than expected decline in earned premium.

Japan’s total benefit ratio came in at 67% for the quarter, down 90 basis points year over year, and the third sector benefit ratio was 57.7%, down approximately 80 basis points year over year. We continue to experience favorable actual to expected on our well-priced, large and mature in-force block. We estimate the impact from remeasurement gains to be 60 basis points favorable to the benefit ratio in Q1. The changes to deemed hospitalization on September 26th have played out in line with our expectations, and we feel good about our current IBNR for COVID claims.

Persistency remained solid with a rate of 93.9%, but was down 40 basis points year over year. With product refreshments, we tend to experience some elevation in lapses as customers update and refresh their coverage, which was the case with the recently refreshed cancer and first sector products.

Our expense ratio in Japan was 19.7%, down 30 basis points year over year, driven primarily by good expense control and to some extent by the reinsurance transaction. Despite lower absolute expenses, the lower revenue base means that holding our expense ratio flat is becoming increasingly challenging with a shrinking inforce.

Adjusted net investment income in yen terms was up 2.4%, driven by higher yields and the impact of the stronger dollar on both our floating and fixed rate portfolios. This was partially offset by the negative marks on our alternative asset portfolio and higher hedge costs.

The pretax margin for Japan in the quarter was 28.2%, up 200 basis points year over year; a very good result for the quarter.

Turning to U.S. results, net earned premium was up 1.1%. Persistency declined approximately 80 basis points year over year to 77.9%. We have continued to experience relatively high lapses of policy and certificate holders in the U.S., but we feel good about initiatives taken and that our persistency strategies will pay off over time.

Our total benefit ratio came in lower than expected at 45.6%, a full 150 basis points lower than Q1 2022. We estimate that remeasurement gains impacted the benefit ratio by 280 basis points in the quarter. Claims utilization remained subdued in the quarter, and as we incorporate more recent experience into our reserve models, we have released some IBNR.

Our expense ratio in the U.S. was 39.6%, up 60 basis points year over year. The elevated expense ratio continues to be impacted by the high lapse environment, but the pressures are subsiding as we expect persistency to improve from these levels.

Our continued build-out of growth initiatives – group life & disability, network dental and vision and direct to consumer – increased our total expense ratio by 310 basis points. We would expect this impact to decrease over time as these businesses grow to scale and improve their profitability.

Adjusted net investment income in the U.S. was up 7.1%, mainly driven by higher yields on both our fixed and floating rate portfolios, somewhat offset by unfavorable variable investment income in the quarter.

Profitability in the U.S. segment was solid, with a pretax margin of 21.2%, driven primarily by the abnormally low benefit ratio.

In our Corporate segment, we recorded a pretax loss of $7 million, which is much smaller than a year ago primarily due to our internal reinsurance transaction. Adjusted net investment income was $21 million higher than last year despite an increased volume of tax credit investments being recognized, higher rates began to earn in and amortized hedge income increased. These tax credit investments negatively impact the Corporate net investment income line for U.S. GAAP purposes with an associated credit to the tax line. The net impact to our bottom line was a positive $5.1 million in the quarter. To date, these investments are performing well and in line with expectations.

We are continuing to build out our reinsurance platform and are pleased with the outcome and performance of the transaction executed on January 1st.

Our capital position remains strong, and we ended the quarter with an SMR north of 850% in Japan, and our combined RBC, while not finalized, we estimate to be well north of 600%. Unencumbered holding company liquidity stood at $3.3 billion, $1.6 billion above our minimum balance. These are strong capital ratios, which we actively monitor, stress and manage to withstand credit cycles as well as external shocks. We hold $250 million in reserves under CECL and experienced zero associated charge offs in the quarter. Total GAAP impairments totaled $0.4 million. U.S. Stat impairments were $10 million, and Japan FSA impairments, JPY103 million, or roughly $0.8 million. This is well within our expectations and with limited impact to both earnings and capital.

Leverage, which includes the sustainability bond, remains at a comfortable 20.5%, toward the lower end of our leverage corridor of 20% to 25%.

We repurchased $700 million of our own stock and paid dividends of $257 million in Q1, offering good relative IRR on these capital deployments. We will continue to be flexible and tactical in how we manage the balance sheet and deploy capital in order to drive strong risk-adjusted ROE with a meaningful spread to our cost of capital.

At the enterprise level, we continue to maintain our strategy to hedge the economic exposure to the yen, which reduces the volatility and cost of capital while protecting the long term value of Aflac Japan and dividends to the holding company. As a reminder, we achieve this objective by holding unhedged U.S. dollar assets in the Japan general account, entering FX forwards at the holding company and borrowing in yen.

Thank you for your time and attention. I look forward to discussing our results in further detail on tomorrow's earnings call. Thank you.